Essent Group Ltd. and Subsidiaries
2024 Historical Quarterly Segment Information
(Unaudited)

The following tables set forth quarterly financial information for our reportable business segment, Mortgage Insurance, our Corporate & Other category and our consolidated results for the year ended December 31, 2024 (unaudited). Our Corporate & Other category is used to reconcile our reportable business segment to consolidated results and includes business activities associated with our title insurance operations, income and losses from holding company treasury operations, and general corporate operating expenses not attributable to our operating segments.

	Mortgage Insurance
	2024
	December 31	September 30	June 30	March 31
($ in thousands)
Revenues:
Net premiums earned	$227,863	$231,249	$235,258	$230,306
Net investment income	46,191	46,241	46,708	44,201
Realized investment gains (losses), net	(120)	73	(1,156)	(1,140)
Income (loss) from other invested assets	2,925	3,132	1,633	(519)
Other income	3,884	3,706	4,662	1,900
Total revenues	280,743	284,401	287,105	274,748

Losses and expenses:
Provision (benefit) for losses and LAE	37,254	29,816	(1,225)	9,337

Compensation and benefits	18,037	17,656	17,756	18,707
Premium and other taxes	5,968	5,863	5,568	5,608
Ceding commission	(6,547)	(6,433)	(5,715)	(5,553)
Other underwriting and operating expenses	11,779	10,798	10,787	11,465
Net operating expenses before allocations	29,237	27,884	28,396	30,227
Corporate expense allocations	10,657	10,672	10,840	11,618
Operating expenses after allocations	39,894	38,556	39,236	41,845
Income before income tax expense	$203,595	$216,029	$249,094	$223,566

Loss Ratio (1)	16.3%	12.9%	(0.5)%	4.1%
Expense Ratio (2)	17.5%	16.7%	16.7%	18.2%
Combined Ratio	33.8%	29.6%	16.2%	22.3%

(1) Loss ratio is calculated by dividing the provision (benefit) for losses and LAE by net premiums earned.
(2) Expense ratio is calculated by dividing operating expenses after allocations by net premiums earned.

Essent Group Ltd. and Subsidiaries
Supplemental Information
2024 Historical Quarterly Segment Information
(Unaudited)

	Corporate & Other
	2024
	December 31	September 30	June 30	March 31
($ in thousands)
Revenues:
Net premiums earned	$16,602	$17,687	$16,633	$15,284
Net investment income	10,368	11,099	9,378	7,884
Realized investment gains (losses), net	6	(5)	(8)	—
Income (loss) from other invested assets	3,964	(312)	(2,052)	(1,396)
Other income	3,344	3,708	1,886	1,837
Total revenues	34,284	32,177	25,837	23,609

Losses and expenses:
Provision for losses and LAE	3,721	850	891	576

Compensation and benefits	16,490	16,136	15,608	16,002
Premium and other taxes	569	432	370	126
Other underwriting and operating expenses	24,655	22,429	21,828	20,485
Net operating expenses before allocations	41,714	38,997	37,806	36,613
Corporate expense allocations	(10,657)	(10,672)	(10,840)	(11,618)
Operating expenses after allocations	31,057	28,325	26,966	24,995
Interest expense	8,151	11,457	7,849	7,862
Loss before income tax expense	$(8,645)	$(8,455)	$(9,869)	$(9,824)

	Consolidated
	2024
	December 31	September 30	June 30	March 31
($ in thousands)
Revenues:
Net premiums earned	$244,465	$248,936	$251,891	$245,590
Net investment income	56,559	57,340	56,086	52,085
Realized investment gains (losses), net	(114)	68	(1,164)	(1,140)
Income (loss) from other invested assets	6,889	2,820	(419)	(1,915)
Other income	7,228	7,414	6,548	3,737
Total revenues	315,027	316,578	312,942	298,357

Losses and expenses:
Provision (benefit) for losses and LAE	40,975	30,666	(334)	9,913

Compensation and benefits	34,527	33,792	33,364	34,709
Premium and other taxes	6,537	6,295	5,938	5,734
Ceding commission	(6,547)	(6,433)	(5,715)	(5,553)
Other underwriting and operating expenses	36,434	33,227	32,615	31,950
Total other underwriting and Operating expenses	70,951	66,881	66,202	66,840
Interest expense	8,151	11,457	7,849	7,862
Income before income tax expense	$194,950	$207,574	$239,225	$213,742